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[LETTERHEAD]
                               October 20, 1998



Michigan Educational Employees
  Mutual Insurance Company
691 North Squirrel Road, Suite 200
P.O. Box 217019
Auburn Hills, Michigan 48321-7019

Ladies and Gentlemen:

       Pursuant to your request, we are providing our opinion of certain U.S. federal income tax consequences of: (i) the conversion of the Michigan Educational Employees Mutual Insurance Company ("MEEMIC") to a stock property and casualty insurance company under Michigan law (the "Conversion"); (ii) the receipt by MEEMIC Eligible Policyholders of Subscription Rights to purchase shares of MEEMIC Holdings, Inc., a Michigan business corporation, of which MEEMIC shall become a wholly-owned subsidiary; and (iii) the issuance of Subscription Rights or stock by MEEMIC Holdings for cash or in exchange for the Surplus Note. The foregoing all are to occur pursuant to the Plan of Conversion, as approved by the Michigan Bureau of Insurance on September 2, 1998.(1)

      In rendering the opinion set forth below, we have relied upon (i) the Plan; (ii) the representations given by MEEMIC, which are annexed hereto; and
(iii) such other documents as we have deemed necessary or appropriate. If any of the representations annexed hereto are incorrect in whole or in part, or if the terms of the Plan are altered before consummation of the Conversion, such inaccuracies or alterations may have a material effect upon our opinion expressed in this letter.

      Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, and the judicial and administrative interpretations thereof. There are no assurances that the conclusions reached herein will be accepted by the Internal Revenue Service or judicial authorities if

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(1)   All capitalized terms (other than proper nouns) and acronyms not defined herein shall have the meanings set forth in Article 1 of the Plan.


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challenged. Any legislative, regulatory, administrative, or judicial decisions subsequent to the date of this opinion may have an impact on the validity of our conclusions.

      Unless you specifically request otherwise, we will not update our opinion for changes to the law, regulations, or the judicial and administrative interpretations thereof. In addition, pursuant to your request, we have not analyzed the impact this transaction may have to any foreign shareholders or specific state or local income tax consequences associated with the transaction.

      Based upon and subject to the foregoing, the following constitutes the opinion of PricewaterhouseCoopers, L.L.P.

      1. The Conversion should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code. As such, MEEMIC should recognize no gain or loss as a result of the reorganization.
      2. The Eligible Policyholders should be treated as transferring their voting rights and rights to share in any liquidation surplus of MEEMIC to MEEMIC Holdings in exchange for the Subscription Rights. An Eligible Policyholder should recognize gain or loss to the extent that the fair market value of the Subscription Rights received, if any, differs from the basis of such Eligible Policyholder in the rights surrendered therefor.
      3. Officers who receive Subscription Rights should recognize income in an amount equal to the fair market value of the Subscription Rights received, if any.
      4. MEEMIC Holdings should recognize no gain or loss on its granting of Subscription Rights to Eligible Policyholders or Officers and should recognize no gain or loss on the lapse of a Subscription Right.
      5. An Eligible Policyholder or Officer who acquires a Share by exercising a Subscription Right should have a basis in such Share equal to the amount of cash paid therefor plus the basis in the Subscription Right, if any. Such persons's holding period in such Share should commence on the day the Subscription Right is exercised.
      6. No gain or loss should be recognized by MEEMIC Holdings on the receipt of cash or other property in exchange for its stock.
      7. MEEMIC Holdings should have a basis in the stock of MEEMIC equal to the amount paid therefor.
      8. MEEMIC should recognize no gain or loss on receipt of property in exchange for its stock.
      9. MEEMIC should recognize discharge of indebtedness income on MEEMIC Holdings exchange of the Surplus Note for Shares to the extent that the fair market value of such Shares is less than the adjusted issue price of the Surplus Note.


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      This opinion is being furnished only to you in connection with the events described in the Plan and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.



                                      Very truly yours,

                                      /s/ PricewaterhouseCoopers LLP
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                                      PricewaterhouseCoopers LLP


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